EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT
WILLIAM H. SIMPSON

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 19, 2008 and amends the Employment Agreement (the “Agreement”) dated as of January 1, 1996, by and among AIR T, INC., formerly known as Air Transportation Holding Company, Inc. (“AirT”), a Delaware corporation; MOUNTAIN AIR CARGO, INC., a North Carolina corporation; MAC AVIATION SERVICES, LLC, formerly known as Mountain Aircraft Services, LLC, a North Carolina limited liability company (all collectively referred to herein as “Employer”); and WILLIAM H. SIMPSON, an individual residing in Denver, North Carolina (“Employee”).

Background Statement

Employee and Employer wish to amend the Agreement to terminate all rights and obligations under Paragraph 4 thereof and to provide for the payment by Employer to Employee of an amount in cash on July 31, 2009 as determined in the manner set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the mutual duties and obligations set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.           Termination of Paragraph 4.  Employer and Employee agree that all rights and obligations of Employer and Employee and any successor thereto under Paragraph 4 of the Agreement are hereby terminated and henceforth such Paragraph 4 shall be deemed void.

2.           Payment.  On July 31, 2009, Employer shall pay to Employee (or Employee’s estate if Employee dies before July 31, 2009) cash equal to the amount of the Substitute Payment, as defined below, less applicable withholding for taxes.  The “Substitute Payment” means an amount equal to the present value of a single life annuity for Employee with an annual benefit of $68,250 paid on a monthly basis commencing on July 31, 2009.  For purposes of this Amendment the present value shall be determined by Employer using the insurance industry’s standard 1983 Group Annuity Mortality Table and an interest rate equal to the average (for the 90 days ending June 30, 2009) yield of ten-year U.S. Treasury Notes (as reported over such period in The Wall Street Journal or any successor to such publication).

3.           Remainder Unaffected.  Except as expressly amended by this Amendment, the remainder of the Agreement shall not be affected by this Amendment, and the Agreement shall continue in full force and effect as amended hereby.

4.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.           Governing Law.  Employer and Employee agree that this Amendment shall be governed by and construed in all respects in accordance with the internal laws of the State of North Carolina, without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

AIR T, INC.

By:                     /s/ Walter Clark
Its: Chief Executive Officer

MOUNTAIN AIR CARGO, INC.

By:                     /s/ Walter Clark
Its: Chief Executive Officer

MAC AVIATION SERVICES, LLC

By:                     /s/ Walter Clark
Its: Executive Vice President

             /s/  William H. Simpson
                   William H. Simpson